SEVERANCE AGREEMENT

         THIS AGREEMENT (this "Agreement") dated as of the ____ day of _______, 2002, is entered into by and between Gregory L. Kofford ("Kofford"), and Infotopia Inc., a Nevada corporation (and its successors and assigns) with principal offices at 3635 Boardman Canfield Road, Canfield, Ohio ("Infotopia").

         FOR AND IN CONSIDERATION of the mutual promises and covenants set forth herein, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

         1. Infotopia and Kofford entered into an Executive Employment Agreement ("Employment Agreement") dated 13 Aug 2001, and Infotopia and Kofford have agreed to terminate such Employment Agreement, and provide for the settlement of matters arising out of Kofford's employment and termination.

         2. In order to provide compensation due and payable under the Employment Agreement Infotopia will issue to Kofford shares of Infotopia's common stock and options to purchase additional shares of Infotopia's common stock as described in Section 3 hereof.

         3. Upon execution of this Agreement, Kofford will be issued an aggregate of 38,000,000 shares of Infotopia's common stock, and will be issued options to purchase 108,000,000 shares of Infotopia's common stock, at an exercise price of $.001 per share (collectively, the "Registrable Securities"); provided, however, that in no event shall Kofford be entitled to exercise any options when the number of shares of the common stock of Infotopia issuable upon the exercise of the options would result in beneficial ownership by Kofford and his affiliates of more than 9.99% of the outstanding shares of the common stock of Infotopia. It is intended by the parties hereto that sales of the Registrable Securities are to result in aggregate net proceeds of not less than $300,000.

         4. Infotopia will, within 5 business days of this Agreement, file a Registration Statement on Form S-8 to register the Registrable Securities.

         5. As a material inducement to each party to enter into this Agreement, and subject to the receipt of net proceeds aggregating not less than $300,000 from the sale(s) of the Registrable Securities, each of Infotopia and Kofford agree, irrevocably and unconditionally, to release, acquit and forever discharge the other and (if applicable), each of their owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates (and the agents, directors, officers, employees, representatives and attorneys of such parent companies, divisions, subsidiaries and affiliates), and all persons acting by, through, under or in concert with any of them (collectively, the "Releasees"), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights or benefits under the Employment Agreement or any benefits as an employee,


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claims in contract or tort, rights under any federal, state or local laws regarding any forms of discrimination, and claims growing out of any legal restriction on Infotopia's right to terminate its employees (a "Claim" or "Claims"), which either party now has, owns, or holds, or claims to have, own or hold, or which either Infotopia or Kofford heretofore had, owned, held, or claimed to have had, owned or held, or which either Infotopia or Kofford at any time hereinafter may have, own or hold, or claim to have, own or hold against each or any of the Releasees. For the purpose of implementing a full and complete release and discharge of the Releasees, each of Employer and Employee expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all Claims which Infotopia or Kofford does not know or suspect to exist in their favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such Claim or Claims. Kofford represents and acknowledges that in executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth herein, made by any of the Infotopia or by any of Infotopia's agents, representatives or attorneys with regard to the subject matter, basis, or effect of this Agreement or otherwise.

         6. Kofford has possession of a laptop owned by Infotopia. Infotopia transfers ownership of the laptop to Kofford upon signing of this Agreement

                  7. The number and kind of securities issued and issuable upon the exercise of this Agreement including the options and the exercise price therefore shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

                   (a) Reclassification. In the case of any reclassification or change of securities of the class issuable upon exercise of the options (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or in case of any merger of Infotopia with or into another corporation (other than a merger with another corporation in which Infotopia is the acquiring and the surviving corporation and which does not result in any reclassification or change of outstanding securities issuable upon exercise of the options), or in case of any sale of all or substantially all of the assets of Infotopia, Infotopia, or such successor or purchasing corporation, as the case may be, shall duly execute and deliver to the holder of the options new options (in form and substance reasonably satisfactory to the holder of the options), or Infotopia shall make appropriate provision without the issuance of new options, so that the holder of the options shall have the right to receive, at a total purchase price not to exceed that payable upon the exercise of the unexercised portion of the options, and in lieu of the shares of Common Stock theretofore issuable upon exercise of the options, (i) the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification, change, merger or sale by a holder of the number of shares of Common Stock then purchasable under this options, or (ii) in the case of such a merger or sale in which the consideration paid consists all or in part of assets other than securities of the successor or purchasing corporation, at the option of the holder of the options, the securities of the successor or purchasing corporation having a value at the time of the transaction equivalent to the fair market value of the Common Stock at the time of the transaction. The provisions of this subparagraph (a) shall similarly apply to successive reclassifications, changes, mergers and transfers.

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                    (b) Stock Splits, Dividends and Combinations. In the event that Infotopia shall at any time subdivide the outstanding shares of Common Stock or shall issue a stock dividend on its outstanding shares of Common Stock, the number of options and the shares issuable upon exercise of the options immediately prior to such subdivision or to the issuance of such stock dividend shall be proportionately increased, and the exercise price on the options being issued hereto shall be proportionately decreased, and in the event that Infotopia shall at any time combine the outstanding shares of Common Stock the number of Shares issuable upon exercise of this options immediately prior to such combination shall be proportionately decreased, and the exercise price on the options being issued hereto shall be proportionately increased, effective at the close of business on the date of such subdivision, stock dividend or combination, as the case may be.

                  8. All notices, demands, requests, or other communications required or authorized hereunder shall be deemed given sufficiently if in writing and if personally delivered; if sent by facsimile transmission, confirmed with a written copy thereof sent overnight express delivery; if sent by registered mail or certified mail, return receipt requested and postage prepaid; or if sent by overnight express delivery:

                  If to Kofford, to:    Greg Kofford
                                        PO Box 1362
                                        Draper, UT 84020
                                        Fax No. (801) 576-0583

                  If to Infotopia, to:  Daniel Hoyng, CEO
                                        3635 Boardman Canfield Road
                                        Canfield, OH 44406
                                        Fax No. (330) 702-3743

         or other such addresses and facsimile numbers as shall be furnished by any party in the manner for giving notices hereunder, and any such notice, demand, request, or other communication shall be deemed to have been given as of the date so delivered or sent by facsimile transmission, three days after the date so mailed, or one day after the date so sent by overnight delivery.

                  9. In the event legal action is brought to enforce any provision of this Agreement, the defaulting party agrees to pay all reasonable costs and attorneys' fees incurred by the non-defaulting party in enforcing any remedy under this Agreement or in seeking any other remedy, whether by law or equity.

                  10. This Agreement shall be governed by and interpreted in accordance with the laws of the state of Nevada.

                  DATED as of the date first above written.

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                  By:
                     --------------------
                  Gregory L. Kofford


                  Infotopia  Inc.

                  By:
                     --------------------
                  Daniel Hoyng
                  Chief Executive Officer